Elevation Series Trust 485BPOS

Exhibit 99(g)(3)

October 23, 2023

State Street Bank and Trust Company
1 Congress Street
Boston, MA 02114
Attention: Senior Vice President – Custody Operations

with a copy to:

State Street Bank and Trust Company
Legal Division – Global Services Americas
1 Congress Street
Boston, MA 02114

Re:	SRH REIT Covered Call ETF (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has been incorporated and registered as a management investment company under the Investment Company Act of 1940, as amended.

In accordance with Section 29.15.2, the Additional Clients provision, of the Custody Agreement dated as of September 2, 2022, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Fund under the terms of the Agreement, and that Appendix A to the Agreement is hereby amended and restated as set forth on Exhibit A attached hereto. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 26 of the Agreement.

Please indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Fund.

Sincerely,

Elevation Series Trust on behalf of: SRH REIT Covered Call ETF

By:	/s/ Bradley Swenson
Name:	Bradley Swenson
Title:	President , Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Scott Shirrell
Name:	Scott Shirrell
Title:	Managing Director , Duly Authorized

Effective Date: November 2, 2023

Information Classification: Limited Access

Appendix A
List of Funds and Custodian Entities

Fund Name	Jurisdiction of formation

SRH U.S. QUALITY ETF	Delaware

SOVEREIGN'S CAPITAL FLOURISH FUND	Delaware

SRH REIT COVERED CALL ETF	Delaware

Information Classification: Limited Access